Netword Agrees to Home Director Merger

New York, NY (April 11, 2002) – Netword, Inc. (OTC BB: NTWD.OB), creator of the patented Netword system of Internet keywords, announced today that it had agreed to a merger with privately-held Home Director, Inc. Upon closing of the merger, Home Director’s stockholders would acquire control of Netword, Netword would change its name to Home Director, Inc., and Home Director’s business would become Netword’s principal business. The merger agreement provides that at the time of the merger Home Director’s stockholders will receive newly-issued shares of Netword common stock representing approximately 80% to 88% of Netword’s post-merger outstanding stock.

     Home Director designs, manufactures, sells and installs integrated home networking solutions that connect home security systems, audio systems, video services, televisions, utilities, PC’s and the Internet. Home Director’s networking systems are currently marketed through home builders for installation in new homes, primarily in California and Florida. Home Director’s products have been sold to more than 45,000 home owners in the United States and Canada.

     Home Director’s core products and technology were developed by a unit of IBM Corporation and purchased by Home Director at the time of its founding in 1999. In January 2001, Home Director acquired Digital Interiors, Inc., a California-based installer and integrator of home networking systems. Home Director had consolidated 2001 revenues of $13.2 million. It has a history of substantial losses and has never been profitable.

     The merger is subject to various conditions, including approval by Home Director’s stockholders, Home Director’s completion of a private financing of not less than $4 million and favorable settlements by Home Director with certain of its creditors. Other conditions include completion of a one-for-40 reverse split of Netword’s common stock immediately prior to the merger, Netword’s having adjusted net cash of at least $1 million at the time of the merger, and registration under the Securities Act of the Netword stock to be issued in the merger.

     A Netword spokesman indicated that Netword planned to seek approval of the reverse split by consent of its controlling stockholders without a meeting. The spokesman added that the merger would not occur earlier than July of this year and would not require approval by Netword’s stockholders.

     Netword previously announced a redirection of its corporate focus and its decision to discontinue its marketing efforts and offer its Netword System and Rabbit Media Player for sale. Netword said that there are no immediate prospects of a sale of these assets.

     As reported earlier, Netword has invested $270,000 in Home Director in exchange for a promissory note and warrants to purchase common stock. The promissory note and warrants would be canceled upon completion of the merger.

     This press release includes statements that are not historical facts and are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Netword’s current views about future events. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate”, “possibility” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements, because such statements are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Netword’s expectations, and Netword expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to, the following: (i) Netword’s ability to complete the proposed merger with Home Director (including the satisfaction of the conditions of the merger set forth in the merger agreement) and (ii) other factors detailed from time to time in Netword’s filings with the Securities and Exchange Commission, including Netword’s Annual Report on Form 10-KSB for its fiscal year ended December 31, 2001 and its current reports on Form 8-K relating to the proposed merger.

For additional information please contact: Michael Wise, President and CEO, Netword, Inc. (516) 239-8067. Source: Netword, Inc.